UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 26, 2006

YARDVILLE NATIONAL BANCORP

(Exact Name of Issuer as Specified in Charter)

NEW JERSEY (State or Other Jurisdiction of Incorporation or Organization)	000-26086 (Commission File Number)	22-2670267 (I.R.S. Employer Identification Number)

2465 KUSER ROAD, HAMILTON, NEW JERSEY 08690

(Address of Principal Executive Offices)

(609) 585-5100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01 Other Events.

Yardville National Bank (“Bank”), the principal subsidiary of registrant, Yardville National Bancorp, has made several loans to Solomon Dwek and certain of his affiliates. On May 3, 2006, PNC Bank, National Association, commenced an action against Mr. Dwek and certain of his affiliates in the Superior Court of New Jersey, Chancery Division, Monmouth County (PNC Bank, National Assoc. vs. Solomon Dwek et al., Docket No.: Mon-C-133-06), to recover funds allegedly improperly transferred to Mr. Dwek from PNC. The court issued an Order to Show Cause restraining Mr. Dwek from transferring or in any way dissipating his various assets, and subsequently appointed a fiscal agent to, among other things, monitor and preserve the value of the assets of Mr. Dwek and his affiliates. This report is intended to clarify certain media accounts and address questions that we have received regarding our involvement in this action.

In this regard, the Bank has twelve outstanding, secured loans to Mr. Dwek and certain of his affiliates. These loans total approximately $23.6 million in principal and were performing and current until the commencement of the action described above. In accordance with the court proceedings, we submitted a claim for the aggregate principal amount of these loans. Eleven of these loans, totaling approximately $13.6 million in principal, are secured by tenanted, cash-flow producing, real estate collateral, the fair value of which we believe exceeds the principal and interest due. Pursuant to an order of the Dwek court, these eleven loans are performing and current. In addition, the court is receiving offers to purchase real estate collateral securing these loans. If any transaction is consummated, the loan secured by the subject real estate should be paid in full at that time.

The other loan, made personally to Mr. Dwek in the principal amount of $10 million, is secured by a brokerage account consisting of publicly-traded securities, as well as a certificate of deposit held by the Bank. At the time the Bank made this loan, the value of the collateral was approximately $10 million. According to a certification of the fiscal agent dated June 9, 2006, the balance of the collateral securities account at that date was approximately $8 million. The balance of the account fluctuates as the market values of the securities held in the account change. This loan is the subject of ongoing court proceedings, discussed below, and we have classified the entire loan as nonaccrual.

In order to reduce the interest accruing and due monthly on this loan, the court approved an order to liquidate the collateral securities account, as well as a procedure for doing so, and the application of the proceeds to the amounts due under the loan. On July 20, 2006, bids totaling $7,144,183 were accepted with respect to three of the four securities held in the collateral securities account and the fiscal agent recommended the sale of these securities pursuant to the court order. The other security, which does not have an active trading market, is valued at approximately $45,000 based on the last trade on July 11, 2006. The proceeds from the sales of the three securities, together with the proceeds of the certificate of deposit, will be applied against the amounts due and owing from Mr. Dwek. With respect to the balance of the amounts due and owing from Mr. Dwek, we will continue to have a security interest in the balance of the securities account, as well as an unsecured claim against Mr. Dwek. We believe, based on information developed through the court proceedings, including sales of assets of Mr. Dwek and his affiliates to date, that certain assets will be available to satisfy all or a portion of the unsecured claims of creditors, including the unsecured claim of the Bank. Until this complex matter is resolved, there will be uncertainty regarding the extent of the assets available to pay unsecured claims. In addition, in the event that bankruptcy proceedings are initiated by or against Mr. Dwek and his affiliates, our ability to collect payments on all of these loans may be impaired.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YARDVILLE NATIONAL BANCORP
Date: July 26, 2006	By: Stephen F. Carman Stephen F. Carman Vice President and Treasurer